Exhibit (A)(19)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

ARCO CHEMICAL DELAWARE COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors and the sole stockholder, by unanimous written consent of the Board of Directors and written consent of the sole stockholder, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of ARCO CHEMICAL DELAWARE COMPANY be amended by changing the First Article thereof, so that, as amended, said Article shall be and read as follows:

“1. The name of the corporation is LYONDELL CHEMICAL DELAWARE COMPANY.”

SECOND; That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That the Effective Date of this Certificate of Amendment shall be December 31, 1998.

IN WITNESS WHEREOF, ARCO CHEMICAL DELAWARE COMPANY, has caused this Certificate of Amendment to be signed by Francis P. McGrail, its President, this 18th day of December, 1998.

ARCO CHEMICAL DELAWARE COMPANY

By:
President

728099044

CERTIFICATE OF INCORPORATION
OF
ARCO CHEMICAL DELAWARE COMPANY

1. The name of the corporation is ARCO chemical Delaware Company.

2. The address of its registered office in the State of Delaware is 1209 orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including investing in, reinvesting in, or managing medium or long-term securities or other investments.

4. The total number of shares of common stock that the corporation shall have the authority to issue is One Thousand, and the par value of each of such shares is One Dollar amounting in the aggregate to One Thousand Dollars.

5. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
John E. G. Bischof	3801 West Chester Pike Newtown Square, Pennsylvania 19073

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the power

4/6/88

conferred by statute, the board of directors is expressly authorized to make, alter, or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

10. The corporation reserves the right to amend, alter, change, or appeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this sixth day of April 1988.

John E. G. Bischof